Exhibit 99.1

Media Relations Department
P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Media:	Ben Deutsch
(404) 676-2683

		Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS

SECOND QUARTER AND YEAR-TO-DATE 2006 RESULTS

•                  Worldwide unit case volume up 4 percent for the second quarter.

•                  Second quarter EPS of $0.78 benefiting from $0.04 for items impacting comparability; $0.74 before these items.

•                  8 percent growth in EPS in the quarter; 9 percent after considering items impacting comparability.

ATLANTA, July 18, 2006 — The Coca-Cola Company today reported second quarter earnings per share of $0.78, including a net benefit of $0.04 per share primarily due to a gain from the sale of shares in the initial public offering of the Turkish bottler. Earnings per share for the second quarter of 2005 were $0.72 and included a net benefit of $0.04 per share. Earnings per share increased 8 percent in the quarter and 9 percent after considering items impacting comparability.

Chairman and CEO Neville Isdell said, “We delivered another quarter of solid growth based on balanced performance across our global markets as well as our product portfolio. Through effective execution of our strategy and investments in key marketing initiatives such as the World Cup, we delivered 4 percent unit case volume growth – 3 percent in carbonated beverages and 5 percent in noncarbonated beverages. Continued strong growth in Brazil, China, Russia, as well as other emerging markets, in particular in Latin America, along with another solid quarter in North America and improved results in Europe drove our performance. Our results clearly demonstrate that the majority of our markets are performing well and more than offsetting the challenges we have in a few markets.

- more -

“We remain excited about the remainder of the year, as we maintain our focus on execution and continue to introduce successful beverages into key markets, such as the launch of Coca-Cola Zero in the UK, Germany, Spain and Belgium. We will also roll-out the “Coke Side of Life” campaign across the globe and continue to expand our portfolio. By leveraging proven successes across our system and course correcting in markets where challenges emerge, I have confidence that we will achieve our business objectives and, in doing so, create sustained growth and value for the benefit of our shareowners and other stakeholders.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Second quarter revenues increased 3 percent versus the prior year, reflecting a 5 percent increase in gallon sales and even pricing and mix, offset by a 2 percent decrease from structural changes, primarily from the change in the business model in Spain, and a neutral currency impact.

•                  Operating income in the quarter increased 3 percent; 7 percent excluding items impacting comparability. Items impacting comparability negatively affected operating income for the second quarter 2006 by $31 million pre-tax and positively impacted the second quarter of 2005 by $42 million pre-tax. Currency had a negative 1 percent impact.

•                  The Company repurchased $666 million of its stock in the second quarter and intends to repurchase $2.0 to $2.5 billion of its stock for the full year.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales. Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 10, 2006.)

Total Company

•                  Unit case volume increased 4 percent in the second quarter and 4 percent year-to-date.

•                  The unit case volume increase in the quarter was led by double-digit growth in key emerging markets, including China, Russia, Turkey, and Argentina. In addition, both North America and Latin America delivered another solid quarter of unit case volume growth and the European Union showed improved performance across all divisions. Offsetting these results were unit case volume declines in Japan, the Philippines, and India.

•                  The Company continued to deliver growth in carbonated beverages, which increased unit case volume more than 3 percent in the quarter. Key brands drove the results with Trademarks Coca-Cola, Sprite and Fanta growing unit case volume 3, 5 and 4 percent, respectively, in the quarter.

•                  Trademarks POWERade and Dasani continued their double-digit growth in the quarter, which, along with mid-single digit growth in Trademark Minute Maid, contributed to 5 percent growth in noncarbonated beverages.

•                  The Company maintained volume share in carbonated soft drinks, sports and energy drinks, and packaged water and gained share in juice and juice drinks.

North America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	2%	2%

Net Revenues	8%	8%

Operating Income	7%	14%

•                  Unit case volume growth in the quarter of 2 percent for Retail and 1 percent for Foodservice and Hospitality led to a 2 percent unit case volume increase for the North America operating group, reaching the high end of North America’s long-term growth target. Net revenues for the quarter increased 8 percent, reflecting a 4 percent increase in gallon sales, positive pricing and favorable mix. Despite higher input costs on the finished goods businesses, operating income increased 7 percent for the quarter, reflecting revenue growth and favorable operating expenses.

•                  Carbonated beverages unit case volume growth in the quarter was even as sustained innovation from the introduction of Vault and Black Cherry Vanilla Coca-Cola as well as the continued focus on energy drinks enabled the cycling of the Coca-Cola Zero launch in the prior year.

•                  Noncarbonated beverages unit case volume grew 7 percent in the quarter as Trademarks POWERade and Dasani continued their double-digit growth. Total juice unit case volume was flat in the quarter. Warehouse-delivered juice unit case volume was negatively impacted by price increases on Minute Maid to cover higher ingredient costs. This decline was offset by continued unit case volume growth in Trademark Simply and Odwalla juices, as well as, Foodservice and Hospitality juices.

European Union

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	3%	2%

Net Revenues	(12)%	(16)%

Operating Income	0%	(5)%

•                  Unit case volume in the European Union operating group increased 3 percent in the quarter reflecting an improving trend for Germany and Northwest Europe and solid growth for Central Europe. Net revenues declined 12 percent, reflecting a 4 percent increase in gallon sales, positive pricing and mix, offset by a 15 percent negative impact from structural changes due to the change in the business model in Spain and a negative impact from currency. As noted in the Company’s 2005 10-K, the Company transferred its canning rights to the Company’s bottlers in Spain at the beginning of 2006. This change did not materially impact operating income for the group but did reduce net revenues and cost of goods sold by similar amounts. Operating income was even in the quarter, primarily reflecting the growth in gallon sales, positive pricing, unfavorable currency and the continued investment in key marketing initiatives.

•                  Unit case volume in Northwest Europe for the quarter increased low single digits as performance began to stabilize, particularly in Great Britain. The results reflected solid growth in both regular and light Coca-Cola brands and were supported by the launch of Coca-Cola Zero in Great Britain at the end of June.

•                  Unit case volume in Germany was even in the quarter, sequentially improving from the first quarter of 2006, and was led by growth of 3 percent on brand Coca-Cola. The results reflected the benefits of the World Cup marketing programs and the timing of the Easter holiday into the second quarter in 2006, offset by the impact of price increases taken in early June on selected take-home packages. For the full year, the Company still expects trends in Germany to stabilize, recognizing the uncertainties created by the implementation of the amended mandatory deposit legislation in mid-2006.

North Asia, Eurasia and Middle East

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	10%	12%

Net Revenues	(4)%	(6)%

Operating Income	(6)%	(13)%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 10 percent for the quarter, with double-digit growth in China, Russia, and Turkey, partially offset by a 6 percent decline in Japan. Net revenues for the quarter decreased 4 percent, reflecting a 10 percent increase in gallon sales offset by an unfavorable currency impact and negative country mix due to declines in the Japan business. Operating income decreased 6 percent for the quarter, primarily driven by the decrease in revenues and increased marketing expenses.

•                  In Japan, unit case volume decreased 6 percent in the quarter primarily due to weakness in core brands, declines in the soft drink category related to poor weather conditions, and the cycling of strong product launches in the prior year. The relaunch of Georgia Coffee in May has started to gain traction resulting in improving unit case volume trends sequentially through the second quarter. In addition, the relaunch of Sokenbicha Original earlier in the year has resulted in continued growth in the quarter. Results for the remainder of the year are expected to remain weak but reflect an improving trend. A new structure is in place to focus on execution and drive improved results.

•                  In China, second quarter unit case volume grew 14 percent, cycling double-digit growth in the prior year quarter, led by double-digit growth in carbonated beverages which continued to gain share. Noncarbonated beverages unit case volume also continued to deliver strong double-digit growth.

Latin America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	7%	7%

Net Revenues	18%	20%

Operating Income	16%	21%

•                  The Latin America operating group delivered strong unit case volume growth of 7 percent in the quarter as solid growth in all key markets drove results. Net revenues increased 18 percent, reflecting a 7 percent increase in gallon sales, positive pricing and mix as well as currency benefits. Operating income increased 16 percent reflecting the net revenue increase, offset by the planned increase in marketing spend.

•                  In Mexico, unit case volume increased 5 percent in the quarter with a continued focus on driving personal consumption, supporting brand value at home and investing in new beverages. Carbonated beverages unit case volume grew 5 percent and gained share in the quarter driven by strong growth in Trademark Coca-Cola.

•                  In Brazil, unit case volume growth for the quarter was 7 percent, cycling 17 percent growth in the prior year. Solid unit case volume growth in carbonated beverages drove the results, as strong marketing and execution led to continued share increases.

•                  In Argentina, consumer marketing activities and bottler execution drove unit case volume growth of 14 percent in the quarter.

East, South Asia and Pacific Rim

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	(10)%	(6)%

Net Revenues	9%	11%

Operating Income	4%	12%

•                  The East, South Asia and Pacific Rim operating group’s unit case volume decreased 10 percent in the quarter, primarily reflecting unit case volume declines in India and the Philippines. Net revenues for the quarter increased 9 percent, as positive pricing and strong product and country mix offset a 12 percent decrease in gallon sales. Operating income increased 4 percent primarily reflecting the net revenue growth partially offset by planned increases in marketing expenses.

•                  In India, unit case volume decreased 12 percent in the quarter, reflecting the impact of recent price increases and steps taken by the consolidated bottling operations to drive revenue growth and improve operating and working capital efficiencies. The Company expects volume results in India to begin to stabilize during the balance of the year.

•                  In the Philippines, unit case volume decreased high teens in the quarter as affordability and availability issues continued to negatively impact performance. The Company expects performance to remain weak during 2006 as the Company and its bottling partner work together to address the issues.

Africa

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	7%	2%

Net Revenues	7%	5%

Operating Income	16%	15%

•                  The Africa operating group’s unit case volume increased 7 percent, reflecting growth across all divisions and in particular strong growth in South Africa. Net revenues for the quarter increased 7 percent, primarily reflecting an 8 percent increase in gallon sales and slight favorable currency benefit being offset by negative mix. Operating income growth of 16 percent primarily reflects the increase in net revenues and effective management of expenses.

Bottling Investments

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date

Unit Case Volume	2%	5%

Net Revenues	11%	9%

Operating Income	64%	n/a

•                  The Bottling Investments operating group’s unit case volume increased 2 percent in the quarter reflecting acquisitions of certain bottling investments. Net revenues increased 11 percent in the quarter due to the unit case volume increase, favorable pricing and mix, and positive currency impact. Operating income increased 64 percent in the quarter reflecting the focus on driving sustained financial growth through revenue increases and expense leverage.

Financial Review

Operating Results

Net operating revenues for the quarter increased 3 percent versus the prior year as a 5 percent increase in gallon sales was offset by a 2 percent negative impact from structural change, primarily related to the change of the business model in Spain. Pricing and mix had a limited impact in the quarter primarily due to the unfavorable mix resulting from the decline in Japan. Currency had a negligible impact on net revenues in the quarter. The Company expects gallon sales growth in the remainder of the year to lag reported unit case growth, primarily due to favorable timing of bottler orders as of the end of the second quarter.

Cost of goods sold decreased 2 percent for the quarter, reflecting a 5 percent increase in gallon sales along with increases in commodity-based input and freight costs, offset by an 8 percent decrease due to structural changes, primarily related to the change of the business model in Spain and the cycling of the favorable high fructose corn syrup lawsuit settlement in the prior year.

Selling, general and administrative expenses for the quarter increased 5 percent, reflecting continued investments in marketing and increased costs in the consolidated bottling operations, partially offset by effective management and timing of general and administrative expenses.

The Company had other operating charges in the second quarter amounting to $31 million pre-tax ($30 million after tax), primarily related to rationalizing production capacity.

Operating income for the quarter increased 3 percent, reflecting the growth in gross profit offset by the investments in marketing, the effect of items impacting comparability in both 2005 and 2006 and negative exchange. Excluding the items impacting comparability, operating income increased 7 percent for the quarter, including a 1 percent negative currency impact. Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects the currency impact to be approximately negative 1 percent for the full year, with most of the impact occurring in the first half of the year. The second quarter benefited from approximately $0.02 per share primarily related to the timing of gallons, which is expected to reverse in the second half of the year.

The Company recorded a gain of $123 million pre-tax related to the sale of a portion of its ownership in the initial public offering of the Turkish bottler in May. The Company’s ownership in the Turkish bottler is currently 20.5 percent.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.2 percent. The rate was affected by several items, including the benefit from the tax expense on items impacting an equity investee recorded at an 8 percent rate and a tax benefit of $14 million related to the sale of a portion of the investment in the Turkish bottler, offset by a $22 million tax accrual for the anticipated future resolution of tax matters and the tax deduction on other operating charges recorded at a 2 percent rate. The underlying effective tax rate on operations was 24 percent in the quarter. The Company currently estimates its underlying effective tax rate on operations for 2006 to be approximately 24 percent, which does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously announced, effective January 1, 2006, the Company made certain changes to its operating structure to establish a new, separate internal organization for its consolidated bottling operations and its unconsolidated bottling investments. This new structure resulted in the reporting of a separate Bottling Investments operating segment, along with the six existing geographic operating segments and Corporate, beginning with the first quarter of 2006. Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 10, 2006.

Transfer of Spain Canning Rights

Effective January 1, 2006, the Company granted its bottling partners in Spain the rights to manufacture and distribute Company trademarked products in can packages. The Company will also reduce future marketing support payments to the bottlers. As a result, a portion of the Company’s business has essentially been converted from a finished product business model to a concentrate business model. This shift of certain products to a concentrate business model resulted in a reduction of revenues. This change did not materially impact gross profit. Had the change occurred as of January 1, 2005, revenues for the six months ended July 1, 2005, would have been reduced by approximately $368 million, with no material impact to gross profit. This change will continue to affect the comparison of certain line items of the Company’s statements of income over the remainder of 2006, but will not impact the Company’s operating income.

Items Impacting Prior Year Results

In 2005, the second quarter results included a net benefit of $0.04 per share due to a gain from the favorable high fructose corn syrup (HFCS) lawsuit settlement, the favorable resolution of tax matters, a reduction of the tax accrual related to the repatriation of foreign earnings, and a benefit from certain items impacting an equity investee. In the first quarter of 2005, results included a net reduction of $0.05 per share due to a charge for accelerated amortization of stock-based compensation expenses and a tax charge related to the repatriation of foreign earnings, partially offset by a benefit related to the favorable resolution of tax matters and a gain on the issuance of stock by an equity investee.

Conference Call

The Company will host a conference call with investors and analysts to discuss the second quarter 2006 results today at 8:30 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company’s website,
www.thecoca-colacompany.com in the “Investors” section. Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	June 30, 2006	July 1, 2005	% Change
Net Operating Revenues	$6,476	$6,310	3
Cost of goods sold	2,110	2,146	(2)
Gross Profit	4,366	4,164	5
Selling, general and administrative expenses	2,296	2,192	5
Other operating charges	31	—	—
Operating Income	2,039	1,972	3
Interest income	47	54	(13)
Interest expense	63	62	2
Equity income - net	252	267	(6)
Other income (loss) - net	116	(15)	—
Income Before Income Taxes	2,391	2,216	8
Income taxes	555	493	13
Net Income	$1,836	$1,723	7

Diluted Net Income Per Share*	$0.78	$0.72	8
Average Shares Outstanding - Diluted*	2,352	2,401

*      For the second quarter, “Basic Net Income Per Share” was $0.78 for 2006 and $0.72 for 2005 based on “Average Shares Outstanding - Basic” of 2,350 and 2,399 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Six Months Ended
	June 30, 2006	July 1, 2005	% Change
Net Operating Revenues	$11,702	$11,516	2
Cost of goods sold	3,836	3,964	(3)
Gross Profit	7,866	7,552	4
Selling, general and administrative expenses	4,356	4,221	3
Other operating charges	76	—	—
Operating Income	3,434	3,331	3
Interest income	117	114	3
Interest expense	126	130	(3)
Equity income - net	338	358	(6)
Other income (loss) - net	103	(32)	—
Gains on issuances of stock by equity investees	—	23	—
Income Before Income Taxes	3,866	3,664	6
Income taxes	924	939	(2)
Net Income	$2,942	$2,725	8

Diluted Net Income Per Share*	$1.25	$1.13	11
Average Shares Outstanding - Diluted*	2,359	2,405

For the six months, “Basic Net Income Per Share” was $1.25 for 2006 and $1.13 for 2005 based on “Average Shares Outstanding - Basic” of 2,358 and 2,404 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$4,004	$4,701
Marketable securities	126	66
Trade accounts receivable, less allowances of of $68 and $72, respectively	2,593	2,281
Inventories	1,624	1,379
Prepaid expenses and other assets	1,706	1,778
Total Current Assets	10,053	10,205

Investments
Equity method investments	6,774	6,562
Cost method investments, principally bottling companies	362	360
Total Investments	7,136	6,922

Other Assets	2,704	2,648
Property, Plant and Equipment - net	6,254	5,831
Trademarks With Indefinite Lives	2,002	1,946
Goodwill	1,210	1,047
Other Intangible Assets	991	828

Total Assets	$30,350	$29,427

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,317	$4,493
Loans and notes payable	3,759	4,518
Current maturities of long-term debt	29	28
Accrued income taxes	707	797
Total Current Liabilities	9,812	9,836

Long-Term Debt	1,140	1,154
Other Liabilities	1,786	1,730
Deferred Income Taxes	490	352

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,507 shares and 3,507 shares, respectively	877	877
Capital surplus	5,651	5,492
Reinvested earnings	32,780	31,299
Accumulated other comprehensive income (loss)	(1,377)	(1,669)
Treasury stock, at cost - 1,165 shares and 1,138 shares, respectively	(20,809)	(19,644)
Total Shareowners’ Equity	17,122	16,355

Total Liabilities and Shareowners’ Equity	$30,350	$29,427

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Six Months Ended
	June 30, 2006	July 1, 2005
Operating Activities
Net income	$2,942	$2,725
Depreciation and amortization	433	449
Stock-based compensation expense	158	215
Deferred income taxes	11	41
Equity income or loss, net of dividends	(206)	(211)
Foreign currency adjustments	18	26
Gains on issuances of stock by equity investees	—	(23)
Gains on sales of assets, including bottling interests	(124)	(4)
Other operating charges	76	—
Other items	100	138
Net change in operating assets and liabilities	(646)	178
Net cash provided by operating activities	2,762	3,534

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(285)	(271)
Purchases of investments and other assets	(38)	(15)
Proceeds from disposals of investments and other assets	208	19
Purchases of property, plant and equipment	(626)	(376)
Proceeds from disposals of property, plant and equipment	51	26
Other investing activities	(7)	(31)
Net cash used in investing activities	(697)	(648)

Financing Activities
Issuances of debt	237	22
Payments of debt	(1,143)	(2,225)
Issuances of stock	1	51
Purchases of stock for treasury	(1,165)	(1,057)
Dividends	(754)	(1,331)
Net cash used in financing activities	(2,824)	(4,540)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	62	(101)

Cash and Cash Equivalents
Net decrease during the period	(697)	(1,755)
Balance at beginning of period	4,701	6,707
Balance at end of period	$4,004	$4,952

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 30, 2006 (1)	July 1, 2005 (2)	% Fav. / (Unfav.)	June 30, 2006 (3)	July 1, 2005 (5)	% Fav. / (Unfav.)	June 30, 2006 (3) (4)	July 1, 2005 (5) (6)	% Fav. / (Unfav.)
North America	$1,909	$1,775	8	$493	$460	7	$492	$459	7
Africa	251	234	7	87	75	16	84	73	15
East, South Asia and Pacific Rim	233	214	9	118	113	4	118	113	4
European Union	1,261	1,432	(12)	687	685	0	689	685	1
Latin America	622	525	18	346	299	16	346	298	16
North Asia, Eurasia and Middle East	1,147	1,192	(4)	498	532	(6)	503	537	(6)
Bottling Investments	1,369	1,228	11	87	53	64	330	299	10
Corporate	22	25	(12)	(277)	(245)	(13)	(171)	(248)	31
Eliminations	(338)	(315)	—	—		—	—	—
Consolidated	$6,476	$6,310	3	$2,039	$1,972	3	$2,391	$2,216	8

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1) Intersegment revenues for the second quarter of 2006 were $8 million for Africa, $27 million for East, South Asia and Pacific Rim, $229 million for European Union, $29 million for Latin America, $18 million for North Asia, Eurasia and Middle East, and $27 million for Bottling Investments.

(2) Intersegment revenues for the second quarter of 2005 were $4 million for Africa, $21 million for East, South Asia and Pacific Rim, $225 million for European Union, $19 million for Latin America, and $46 million for North Asia, Eurasia and Middle East.

(3) Operating income (loss) and income (loss) before income taxes for the second quarter of 2006 were reduced by $2 million for East, South Asia and Pacific Rim, $27 million for European Union and $2 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies and other restructuring costs.

(4) Income (loss) before income taxes for the second quarter of 2006 was increased for Bottling Investments by $21 million due to certain items impacting an equity investee and increased for Corporate by $123 million for the gain on the sale of shares in the initial public offering of the Turkish bottler.

(5) Operating income (loss) and income (loss) before income taxes for the second quarter of 2005 were increased by $42 million for Corporate due to the HFCS lawsuit settlement.

(6) Income (loss) before income taxes for the second quarter of 2005 was increased by $21 million for Bottling Investments due to certain items impacting an equity investee.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2006 and July 1, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended June 30, 2006						Three Months Ended July 1, 2005
		Items Impacting Comparability						Items Impacting Comparability
	Reported (GAAP)	Equity Investee	Gain on Turkey IPO	Restructuring	Certain Tax Matters*	After Considering Items (Non-GAAP)	Reported (GAAP)	HFCS Lawsuit Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Equity Investee	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues	$6,476					$6,476	$6,310					$6,310	3	3
Cost of goods sold	2,110					2,110	2,146	$42				2,188	(2)	(4)
Gross Profit	4,366					4,366	4,164	(42)				4,122	5	6
Selling, general and administrative expenses	2,296					2,296	2,192					2,192	5	5
Other operating charges	31			$(31)		—	—					—	—	—
Operating Income**	2,039			31		2,070	1,972	(42)				1,930	3	7
Interest income	47					47	54					54	(13)	(13)
Interest expense	63					63	62					62	2	2
Equity income - net	252	$(21)				231	267				$(21)	246	(6)	(6)
Other income (loss) - net	116		$(123)			(7)	(15)					(15)	—	—
Income Before Income Taxes	2,391	(21)	(123)	31		2,278	2,216	(42)			(21)	2,153	8	6
Income taxes	555	(2)	14	1	$(22)	546	493	(16)	$17	$25	(2)	517	13	6
Net Income	$1,836	$(19)	$(137)	$30	$22	$1,732	$1,723	$(26)	$(17)	$(25)	$(19)	$1,636	7	6
Diluted Net Income Per Share	$0.78	$(0.01)	$(0.06)	$0.01	$0.01	$0.74 ***	$0.72	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$0.68	8	9
Average Shares Outstanding - Diluted	2,352	2,352	2,352	2,352	2,352	2,352	2,401	2,401	2,401	2,401	2,401	2,401

Gross Margin	67.4%					67.4%	66.0%					65.3%
Operating Margin	31.5%					32.0%	31.3%					30.6%
Effective Tax Rate	23.2%					24.0%	22.2%					24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

* Primarily related to increases in reserves related to certain tax matters.

** Operating Income for the three months ended June 30, 2006 includes a negative currency impact of approximately 1%. Ongoing, currency neutral operating income growth is 8%.

*** Per share amounts do not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 30, 2006 (1)	July 1, 2005 (2)	% Fav. / (Unfav.)	June 30, 2006 (3)	July 1, 2005 (5)	% Fav. / (Unfav.)	June 30, 2006 (3) (4)	July 1, 2005 (5) (6)	% Fav. / (Unfav.)
North America	$3,554	$3,303	8	$881	$773	14	$880	$774	14
Africa	527	502	5	190	165	15	185	159	16
East, South Asia and Pacific Rim	445	400	11	225	201	12	225	201	12
European Union	2,134	2,531	(16)	1,142	1,197	(5)	1,146	1,199	(4)
Latin America	1,225	1,020	20	695	576	21	695	574	21
North Asia, Eurasia and Middle East	1,997	2,124	(6)	815	941	(13)	830	943	(12)
Bottling Investments	2,383	2,188	9	30	(2)	—	348	333	5
Corporate	42	46	(9)	(544)	(520)	(5)	(443)	(519)	15
Eliminations	(605)	(598)	—	—	—		—	—
Consolidated	$11,702	$11,516	2	$3,434	$3,331	3	$3,866	$3,664	6

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1) Intersegment revenues for the first six months of 2006 were $15 million for Africa, $43 million for East, South Asia and Pacific Rim, $411 million for European Union, $60 million for Latin America, $37 million for North Asia, Eurasia and Middle East, and $39 million for Bottling Investments.

(2) Intersegment revenues for the first six months of 2005 were $6 million for Africa, $43 million for East, South Asia and Pacific Rim, $436 million for European Union, $37 million for Latin America, and $76 million for North Asia, Eurasia and Middle East.

(3) Operating income (loss) and income (loss) before income taxes for the first six months of 2006 were reduced by $4 million for East, South Asia and Pacific Rim, $27 million for European Union and $45 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs.

(4) Income (loss) before income taxes for the first six months of 2006 was increased for Bottling Investments by $12 million due to certain items impacting an equity investee and increased for Corporate by $123 million for the gain on the sale of shares in the initial public offering of the Turkish bottler.

(5) Operating income (loss) and income (loss) before income taxes for the first six months of 2005 were increased by $42 million for Corporate due to the HFCS lawsuit settlement and were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense.

(6) Income (loss) before income taxes for the first six months of 2005 was increased by $23 million for Corporate due to non-cash pretax gains on issuances of stock primarily by Coca-Cola Amatil, one of our equity method investees and was increased by $21 million for Bottling Investments due to certain items impacting an equity investee.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the six months ended June 30, 2006 and July 1, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Six Months Ended June 30, 2006						Six Months Ended July 1, 2005
		Items Impacting Comparability						Items Impacting Comparability
	Reported (GAAP)	Equity Investee	Gain on Turkey IPO	Asset Impairments/ Restructuring	Certain Tax Matters*	After Considering Items (Non-GAAP)	Reported (GAAP)	HFCS Lawsuit Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Issuances of Stock by Equity Investees	Accelerated Amortization of Stock-Based Compensation	Equity Investee	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues	$ 11,702					$ 11,702	$ 11,516							$ 11,516	2	2
Cost of goods sold	3,836					3,836	3,964	$ 42						4,006	(3)	(4)
Gross Profit	7,866					7,866	7,552	(42)						7,510	4	5
Selling, general and administrative expenses	4,356					4,356	4,221					$ (50)		4,171	3	4
Other operating charges	76			$ (76)		—	—							—	—	—
Operating Income**	3,434			76		3,510	3,331	(42)				50		3,339	3	5
Interest income	117					117	114							114	3	3
Interest expense	126					126	130							130	(3)	(3)
Equity income - net	338	$ (12)				326	358						$ (21)	337	(6)	(3)
Other income (loss) - net	103		$ (123)			(20)	(32)							(32)	—	—
Gain on issuances of stock by equity investees	—					—	23				$ (23)			—	—	—
Income Before Income Taxes	3,866	(12)	(123)	76		3,807	3,664	(42)			(23)	50	(21)	3,628	6	5
Income taxes	924	(1)	14	8	$ (32)	913	939	(16)	$ 73	$ (127)	(8)	12	(2)	871	(2)	5
Net Income	$ 2,942	$ (11)	$ (137)	$ 68	$ 32	$ 2,894	$ 2,725	$ (26)	$ (73)	$ 127	$ (15)	$ 38	$ (19)	$ 2,757	8	5
Diluted Net Income Per Share	$ 1.25	$ 0.00	$ (0.06)	$ 0.03	$ 0.01	$ 1.23	$ 1.13	$ (0.01)	$ (0.03)	$ 0.05	$ (0.01)	$ 0.02	$ (0.01)	$ 1.15 ***	11	7
Average Shares Outstanding - Diluted	2,359	2,359	2,359	2,359	2,359	2,359	2,405	2,405	2,405	2,405	2,405	2,405	2,405	2,405

Gross Margin	67.2%					67.2%	65.6%							65.2%
Operating Margin	29.3%					30.0%	28.9%							29.0%
Effective Tax Rate	23.9%					24.0%	25.6%							24.0%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

* Primarily related to increases in reserves related to certain tax matters.

** Operating Income for the six months ended June 30, 2006 includes a negative currency impact of approximately 2%.  Ongoing, currency neutral operating income growth is 7%.

*** Per share amounts do not add due to rounding.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company. Along with Coca-Cola, recognized as the world’s most valuable brand, The Coca-Cola Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.3 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; the availability and quality of water; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; increased competition; our ability to enter or expand our operations in emerging markets; foreign currency and interest rate fluctuations and other capital and financial market conditions; our ability to effectively align ourselves with our bottling system, including maintaining good relationships with our bottlers;  the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages, which could lead to production output disruptions; fluctuations in cost and shortages of raw materials, including the cost of energy; adoption of or changes to laws relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to achieve overall long term goals; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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